EXHIBIT 99.1

Parlux Announces a 3% Increase in Third Quarter Net Sales

FORT LAUDERDALE, Fla., Jan. 7, 2010 (GLOBE NEWSWIRE) -- Parlux Fragrances, Inc. (Nasdaq:PARL) announced today that unaudited net sales for the quarter ended December 31, 2009 were estimated to be $48.5 million, a 3% increase over $47.3 million reported for the same period of the prior year, while net sales results for the nine months ended December 31, 2009 were estimated at $128.6 million, compared to $123.0 million for the comparable prior year period, an increase of approximately 5% over the prior year. These sales figures exclude approximately $3.5 million of GUESS? inventory that was sold at cost during the current quarter to Coty, Inc., the new GUESS? fragrance licensee. Including the sales to Coty, net sales increased by 10% to $52.0 and 7% to $132.1 for the quarter and nine months ended December 31, 2009, respectively.

Mr. Neil J. Katz, Chairman and CEO, noted, "In this difficult economy the U.S. prestige fragrance industry continued to struggle; however, we did see positive trends in the international and mass market channels. Despite the difficult marketplace, we continued to introduce our new brands while controlling expenses. Although our sales increase was not as high as expected, I am pleased that our sales grew versus last year, and were much stronger than the trends in the fragrance category."

Mr. Katz continued, "We were also able to sell our GUESS? finished goods inventory to our customers and Coty, and continue to negotiate the transfer of our remaining unfinished inventory to Coty. Although not yet finalized, we expect to record some charges for certain GUESS? promotional items and other unfinished inventory. In addition, efforts were made this quarter to significantly reduce inventory levels of certain legacy brands, which licenses are scheduled to expire in the near future."

Mr. Katz added, "Despite the expiration of the GUESS? license, we remain optimistic that our new brands and product launches in the upcoming year will provide a platform for growth and positive results."

The Company anticipates reporting its earnings for the three and nine months ended December 31, 2009 during the second week of February 2010, followed by the Company's quarterly investor conference call.

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, continued compliance with the covenants in its credit facility, and the Company's ability to amend or replace its existing credit facility to provide it with sufficient liquidity to fund its planned operations. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  Parlux Fragrances, Inc.
          Neil J. Katz
            (954) 316-9008, Ext. 8116
            nkatz@parlux.com
          Raymond J. Balsys
            (954) 316-9008,  Ext. 8106
            rbalsys@parlux.com
          http://www.parlux.com